Exhibit 99.1

NextCure Provides Business Update and Reports Third Quarter 2023 Financial Results

–	Phase 1b updates for NC410 and NC762, and operational update for NC525 Phase 1a are expected by year end
–	Cash of approximately $118 million expected to fund operations into mid-2025

BELTSVILLE, Md. – November 2, 2023 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases today provided a business update and reported third quarter 2023 financial results.

“We plan to provide updates on our clinical programs, including the Phase 1b trial of NC410 in combination with pembrolizumab in patients with solid tumors, the Phase 1b trial of NC762 targeting tumor types with high B7-H4 expression, and a Phase 1a operational update for NC525 treating patients with acute myeloid leukemia (AML) by the end of the year,” said Michael Richman, NextCure’s president and chief executive officer. “Our cash position and mid-2025 runway will support advancement of our most promising programs.”

Q3 2023 Business Highlights and Updates

●	Phase 1b updates for NC410 (LAIR-2 Fusion) and NC762 (B7-H4 mAb) by year end.
●	Operational update for NC525 (LAIR-1 mAb) Phase 1a by year end.
●	Selected LNCB74 (B7-H4 ADC), the first antibody drug conjugate (ADC) candidate from our collaboration with LegoChem Biosciences, Inc. Under the terms of the collaboration, both parties equally share the costs of developing the molecules and profits on commercialized products.
●	Presented data on NC605, a novel anti-Siglec-15 antibody, at the American Society for Bone and Mineral Research (ASBMR) Annual Meeting, demonstrating reduced bone loss and enhanced bone quality in mice with osteogenesis imperfecta.
●	Presented data on NC181, a novel humanized antibody targeting ApoE4, at the 2023 Cambridge Health Tech Institute's 2nd Annual Neurodegeneration Targets Conference, demonstrating amyloid clearance, prevention of amyloid deposition, plaque clearance and other important findings for the treatment of Alzheimer’s disease.

Financial Guidance

●	NextCure expects its existing cash, cash equivalents and marketable securities will enable it to fund operating expenses and capital expenditures into mid-2025.

Financial Results for Quarter Ended September 30, 2023

●	Cash, cash equivalents, and marketable securities as of September 30, 2023, were $118.2 million as compared to $159.9 million as of December 31, 2022. The decrease of $41.7 million was primarily related to cash used to fund operations, and cash used to purchase fixed assets.
●	Research and development expenses were $11.0 million for the quarter ended September 30, 2023, as compared to $13.5 million for the quarter ended September 30, 2022. The decrease of $2.5 million was primarily related to lower costs related to our clinical programs.
●	General and administrative expenses were $4.6 million for the quarter ended September 30, 2023, as compared to $5.7 million for the quarter ended September 30, 2022. The decrease of $1.1 million was primarily related to lower payroll related costs, lower stock compensation, lower insurance costs and lower legal costs.
●	Net loss was $14.3 million for the quarter ended September 30, 2023, as compared with a net loss of $18.9 million for the quarter ended September 30, 2022. Lower research and development expenses, lower general and administrative expenses and higher other income contributed to the lower net loss.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class immunomedicines to treat cancer and other immune-related diseases. Through our proprietary FIND-IO™ platform, we study various immune cells to discover and understand targets and structural components of immune cells and their functional impact in order to develop immunomedicines. Our focus is to bring hope and new treatments to patients who do not respond to current cancer therapies, patients whose cancer progresses despite treatment and patients with cancer types not adequately addressed by available therapies. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our immunomedicines. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; the unproven approach to the discovery and development of product candidates based on NextCure’s FIND-IO platform; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Operating expenses:
Research and development	$11,010	$13,528	$36,104	$41,377
General and administrative	4,608	5,711	15,743	16,761
Loss from operations	(15,618)	(19,239)	(51,847)	(58,138)
Other income, net	1,317	328	3,591	705
Net loss	$(14,301)	$(18,911)	$(48,256)	$(57,433)
Net loss per common share - basic and diluted	$(0.51)	$(0.68)	$(1.73)	$(2.07)
Weighted-average shares outstanding - basic and diluted	27,839,968	27,748,844	27,814,655	27,734,271

Selected Balance Sheet Items:
			September 30,	December 31,
(in thousands)			2023	2022
Cash, cash equivalents, and marketable securities			$118,206	$159,911
Total assets			$139,939	$184,161
Accounts payable and accrued liabilities			$6,552	$9,127
Total stockholders' equity			$126,452	$167,530

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com